Exhibit 99.1

Huntington Investment and Tax Savings Plan

Employer ID No.: 31-0724920

Plan Number: 002

Financial Statements as of and for the Years Ended December 31, 2014 and 2013, Supplemental Schedule as of December 31, 2014, and Report of Independent Registered Public Accounting Firm

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM – ARY ROEPCKE MULCHAEY, P.C.	1

FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013:

Statements of Net Assets Available for Benefits	2

Statements of Changes in Net Assets Available for Benefits	3

Notes to Financial Statements	4–12

SUPPLEMENTAL SCHEDULE* —

Schedule H, Part IV Line 4i — Schedule of Assets (Held at End of Year) as of December 31, 2014	13

EXHIBITS —

Consent of Ary Roepcke Mulchaey, P.C.	23.1

*	All other financial schedules required by section 2520.103-10 of the U.S. Department of Labor’s Annual Reporting and Disclosure Requirements under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Compensation Committee of the Board of Directors of

Huntington Bancshares Incorporated and Plan Participants of the

Huntington Investment and Tax Savings Plan

Columbus, Ohio

We have audited the accompanying statements of net assets available for benefits of the Huntington Investment and Tax Savings Plan (the “Plan”) as of December 31, 2014 and 2013, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2014 and 2013, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2014, has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The information in the supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the information, we evaluated whether such information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the schedule of assets (held at end of year) is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Ary Roepcke Mulchaey, P.C.

Columbus, Ohio
June 29, 2015

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

DECEMBER 31, 2014 AND 2013

	2014	2013
ASSETS
Cash, non-interest bearing	$118,379	$1,618,872
Investments, at fair value:
Cash, interest bearing	31,767,373	32,165,127
Huntington Bancshares Incorporated common stock	135,532,663	131,475,740
Mutual funds	439,077,899	387,394,111

Total investments	606,377,935	551,034,978
Profit sharing contribution receivable	5,716,133	—
Accrued dividends and interest receivable	797,975	735,104
Notes receivable from participants	334,018	8,546
Due from brokers for investment securities sold	276,409	393,541
Employer match true up	453,309	565,964

Total receivables	7,577,844	1,703,155
Total assets	614,074,158	554,357,005

LIABILITIES
Due to brokers for investment securities purchased	572,277	1,682,390
Dividends payable to Plan participants	85,809	78,319

Total liabilities	658,086	1,760,709

NET ASSETS AVAILABLE FOR BENEFITS	$613,416,072	$552,596,296

See notes to financial statements.

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

	2014	2013
ADDITIONS
Investment income:
Net appreciation in fair value of investments	$3,977,623	$103,758,867
Dividends from Huntington Bancshares Incorporated common stock	2,784,826	2,566,941
Dividends from mutual funds	37,200,732	16,769,243
Interest	20,395	20,238

	43,983,576	123,115,289
Contributions:
Employees	44,435,133	37,964,324
Employer	30,060,432	17,988,772
Rollovers	5,495,709	2,886,820

	79,991,274	58,839,916
Total additions	123,974,850	181,955,205

DEDUCTIONS
Benefit distributions and other withdrawals	63,155,074	52,322,156

Net increase in net assets available for benefits	60,819,776	129,633,049

Net assets available for benefits at beginning of year	552,596,296	422,963,247

NET ASSETS AVAILABLE FOR BENEFITS AT END OF YEAR	$613,416,072	$552,596,296

See notes to financial statements.

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

1.	DESCRIPTION OF THE PLAN

General —The Huntington Investment and Tax Savings Plan (the “Plan”) is a defined contribution plan that was initially adopted by the Board of Directors (the “Board of Directors”) of Huntington Bancshares Incorporated (“Huntington”) on September 29, 1977, to be effective January 1, 1978, to provide benefits to eligible employees of Huntington, as defined in the Plan document. Plan participants should refer to the Plan document and summary plan description for a more complete description of the Plan’s provisions. On December 13, 2000, Huntington’s common stock held in accounts of participants who elected to have all or a portion of their accounts invested in Huntington’s common stock were designated an Employee Stock Ownership Plan (“ESOP”). The ESOP forms a portion of the Plan.

Plan Amendments — From time to time, the Plan has been amended and restated. The most recent amendments to the Plan include provisions as necessary to conform to various legislation and guidance under the Internal Revenue Code (the “Code”), the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), and employee eligibility requirements as well as matching provisions as further described in the Funding and Vesting section below.

Plan Termination — Pursuant to the Plan document, Huntington may terminate or modify the Plan at any time by resolution of its Board of Directors and subject to the provisions of ERISA and the Code.

Funding and Vesting — During the 2013 plan year, eligible employees could enroll on their hire date. Beginning on January 1, 2014, employees must complete one month of service before they are eligible to participate in the Plan. Participants may elect to make pre-tax and/or Roth 401(k) after tax contributions of up to 75% of their eligible compensation, subject to certain statutory limits.

Beginning in 2013, Huntington made a matching contribution equal to 100% on the first 4% of participant elective deferrals following six months of employment. Prior to January 1, 2014, participant and employer contributions were fully vested at all times. Employer matching contributions for employees hired on or after January 1, 2014 are on a two-year cliff-vesting schedule. After two years of service, the employer matching contribution will be 100% vested.

An annual discretionary profit sharing contribution was also established in 2014. The profit sharing contributions are on a three-year cliff-vesting schedule. After three years of service, these contributions are 100% vested. All prior years of service count toward vesting.

Effective January 1, 2014 the Plan includes an automatic enrollment feature. Eligible employees who do not enroll or opt out of participation will be enrolled at 4% pre-tax. The deferral amount will automatically increase each January 1 by 1% per year up to a maximum of 10%.

Forfeitures — Any forfeited portion of a participant’s account can be restored to the participant’s account if they are rehired within five years of termination and the entire amount distributed upon termination is repaid to the Plan. Forfeitures are either used to reduce Company contributions to the Plan or to pay reasonable expenses of the Plan. Forfeitures used to reduce Company contributions were $48,279 during 2014. At December 31, 2014, forfeited non-vested accounts were $0.

Administration — The Plan administrator is Huntington. Portions of Plan administration have been delegated by the Plan administrator to a committee of employees appointed by the board of directors of Huntington. The Plan administrator believes that the Plan is currently designed and operated in compliance with the applicable requirements of the Code and the provisions of ERISA, as amended.

Participant Accounts — Each participant’s account is credited with the participant’s own contribution and an allocation of Huntington’s contribution, as applicable, and Plan earnings. Investment income or loss is allocated to participant accounts based on proportional account balances in their respective investments. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s individual account.

Fees and Expenses — Certain administrative fees are paid from the general assets of Huntington and are excluded from these financial statements. Participants are also charged a fixed amount for administration of the Plan. Investment related expenses are included in the net appreciation of fair value of investments. Fees incurred by the Plan for investment management services or recordkeeping are also included in the net appreciation in fair value of investments because they are paid through a revenue sharing arrangement rather than a direct payment from the Plan.

Investment Options — Plan participants are permitted to direct their deferrals, employer matching contributions, and discretionary profit sharing contributions to any combination of investment options, including the Huntington Conservative Deposit Account, Huntington common stock and a variety of mutual funds. Huntington has the sole discretion to determine or change the number and nature of investment options in the Plan. An active participant may change or suspend deferrals pursuant to the terms set forth in the Plan document. If a Plan participant enrolls without making an investment election, all contributions will be allocated to the Vanguard Wellington Fund.

Plan Investments — Plan investments consist of interest bearing cash, shares of Huntington common stock, and mutual funds. The investments are held by the trust division of The Huntington National Bank (the “Plan Trustee”), a wholly owned subsidiary of Huntington. The Plan Trustee purchases and sells shares of Huntington common stock on the open market at market prices. Additionally, the Plan Trustee may directly purchase from, and sell to, Huntington, at market prices, shares of Huntington common stock. The Plan Trustee purchases and redeems shares of mutual funds in accordance with rules of the mutual funds.

Participant Loans — The Plan does not permit participant loans. However, as a result of acquisitions, certain participant loans were rolled over into the Plan. Participant loans are recorded at unpaid principal balance plus any accrued but unpaid interest, at rates commensurate with prevailing rates at the time funds were borrowed. The amount recorded approximates current value. Principal and interest is paid ratably through payroll deductions. Participant loans are listed as notes receivable from participants in the Plan’s financial statements.

Contributions — Employee, employer, and profit sharing contributions to participants’ accounts in the Plan are invested pursuant to the participants’ investment direction elections on file.

Benefit Distributions and Other Withdrawals — A participant may request that the portion of his or her account that is invested in Huntington common stock be distributed in shares of Huntington common stock with cash paid in lieu of any fractional shares. All other distributions from the Plan are paid in cash.

Distributions and withdrawals are reported at fair value and recorded by the Plan when payments are made.

Participants are permitted to take distributions and withdrawals from their accounts in the Plan under the circumstances set forth in the Plan document. Generally, participants may request in-service withdrawal of funds in their account attributable to: (i) rollover contributions; (ii) after-tax contributions; and (iii) pre-April 1, 1998, Employer contributions. Employee pre-tax elective deferrals and post April 1, 1998 employer matching contributions are subject to special withdrawal rules and generally may not be withdrawn from the Plan prior to a participant’s death, disability, termination of employment, or attainment of age 59 1/2. Certain distributions of employee deferrals may be made, however, in the event a participant requests a distribution due to financial hardship as defined by the Plan. Participants should refer to the summary plan description for a complete summary of the Plan provisions. Participants may withdraw up to 100% of their account balances in the Plan for any reason after they have reached age 59 1/2.

Plan participants have the option of reinvesting cash dividends paid on Huntington common stock or having dividends paid in cash.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The financial statements of the Plan are presented on the accrual basis and are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

In conjunction with applicable accounting standards, all material subsequent events have been either recognized in the financial statements or disclosed in the notes to financial statements.

Dividends and Interest Income — Dividends are recorded on their ex-dividend date. Interest is recorded on an accrual basis when earned. Net appreciation or depreciation includes the Plan’s gains and losses on investments bought and sold, as well as held, during the year.

Fair Value Measurements — Accounting Standards Codification (“ASC”) Topic 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Plan’s policy is to recognize significant transfers between levels at the beginning of the reporting period.

Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts of assets and liabilities, and changes therein, reported in the financial statements. Actual results could differ from those estimates.

Risks and Uncertainties — The Plan utilizes various investment instruments, including mutual funds and common stock. In general, investment securities are exposed to various risks such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes will materially affect the amounts in the financial statements.

3.	INVESTMENTS

The following individual investments represent 5% or more of the fair value of net assets available for benefits as of December 31:

	2014		2013
Huntington Bancshares Incorporated common stock	$135,532,663		$131,475,740
Vanguard Institutional Index Fund	88,077,376		70,628,655
T. Rowe Price Mid-Cap Growth Fund	74,997,526		67,666,253
Vanguard Wellington Fund	74,837,707		58,792,346
Huntington Situs Fund	34,221,301		40,422,380
T. Rowe Price Small-Cap Stock Fund	33,382,718		30,459,741
Huntington Conservative Deposit Account	31,767,373		32,165,127
Huntington Dividend Capture Fund	29,839,433	(1)	28,060,172
American Funds Europacific Growth Fund	28,442,603	(1)	29,885,504

(1)	Investment represents less than 5% in the year indicated, but is shown for comparative purposes.

The Plan’s investments (including investments purchased, sold, and held during the year) appreciated in carrying value for the years ended December 31 as follows:

	2014	2013
Huntington Bancshares Incorporated common stock	$11,582,632	$46,287,157
Mutual funds	(7,605,009)	57,471,710

Net appreciation	$3,977,623	$103,758,867

4.	PARTY-IN-INTEREST TRANSACTIONS

Certain plan investments are held with the Huntington National Bank or are shares of mutual funds managed by Huntington Asset Advisors, Inc., a subsidiary of the Huntington National Bank. These investments are held by the Plan Trustee, and therefore, qualify as party-in-interest investments.

The following table lists the fair value of party-in-interest investments at December 31:

	2014	2013
Huntington Bancshares Incorporated common stock (1)	$135,532,663	$131,475,740
Huntington Situs Fund	34,221,301	40,422,380
Huntington Conservative Deposit Account	31,767,373	32,165,127
Huntington Dividend Capture Fund	29,839,433	28,060,172
Huntington Treasury Money Market Fund	4,806,995	4,869,954
Huntington Real Strategies Fund	2,909,644	3,299,183
Huntington Money Market Fund	1,205,513	1,185,515
Huntington Fixed Income Securities Fund	—	15,922,615
Huntington International Equity Fund	—	11,722,310
Huntington Intermediate Government Income Fund	—	7,409,703
Huntington Rotating Markets Fund	—	5,888,278

(1)	12,883,333 shares at cost of $77,619,652 in 2014, 13,624,429 shares at cost of $89,330,658 in 2013.

Costs and expenses paid by the Plan for administration totaled $323,531 and $330,234 for 2014 and 2013, respectively. Amounts are included in benefit distributions and other withdrawals in the Plan financial statements.

5.	INCOME TAXES

The Plan obtained its latest determination letter dated September 24, 2013, in which the Internal Revenue Service (IRS) stated the Plan, as then designed, was qualified under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. Subsequent to this determination by the IRS, the Plan was amended and restated. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. Huntington believes the Plan is being operated in compliance with applicable requirements of the Code and related state statutes, and that the trust, which forms a part of the Plan, is qualified and exempt from federal income and state franchise taxes.

GAAP requires the evaluation of tax positions taken by the Plan and recognition of a tax liability if the Plan has taken an uncertain tax position that is not more likely than not to be sustained upon examination by the IRS. Huntington, on behalf of the Plan, has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2014 and 2013, there are no uncertain tax positions taken or expected to be taken that would require recognition of a liability or disclosure in the financial statements. The Plan is subject to routine audits; however, there are currently no audits for any tax periods in progress. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2011.

6.	FAIR VALUE MEASUREMENTS

Investments of the Plan are accounted for at cost on the trade-date and are reported at fair value. Interest bearing cash accounts have a fair value equal to the amount payable on demand. Huntington common stock is valued using the year-end closing price as determined by the National Association of Securities Dealers Automated Quotations. Mutual funds are valued at quoted market prices that represent the net asset value of shares held by the Plan at year-end. There have been no changes in the valuation methodologies used at December 31, 2014 and 2013. The following tables set forth by level within the fair value hierarchy a summary of the Plan’s investments measured at fair value on a recurring basis at December 31, 2014 and 2013. For the years ended December 31, 2014 and 2013, there were no significant transfers in or out of Levels 1, 2, or 3.

	Fair Value Measurements Using
	Quoted Prices	Significant	Significant
	In Active	Other	Other
	Markets for	Observable	Unobservable
	Identical Assets	Inputs	Inputs
December 31, 2014	(Level 1)	(Level 2)	(Level 3)	Total
Cash, interest bearing	$31,767,373	—	—	$31,767,373
Common stock — financial services	135,532,663	—	—	135,532,663
Mutual funds
Mid-Cap Growth	109,218,827	—	—	109,218,827
Large Blend	88,077,376	—	—	88,077,376
Moderate Allocation	74,837,707	—	—	74,837,707
Foreign Large Blend	40,530,284	—	—	40,530,284
Small Growth	33,382,718	—	—	33,382,718
Large Value	29,839,433	—	—	29,839,433
Intermediate-term Bond	17,851,246	—	—	17,851,246
Intermediate Government Bond	7,176,672	—	—	7,176,672
Large Growth	6,591,934	—	—	6,591,934
Taxable Money Market	6,012,508	—	—	6,012,508
Target Date 2021-2025	3,176,315	—	—	3,176,315
Natural Resources	2,909,644	—	—	2,909,644
Target Date 2026-2030	2,829,544	—	—	2,829,544
Target Date 2016-2020	2,646,455	—	—	2,646,455
Short-term Bond	2,544,386	—	—	2,544,386
Target Date 2036-2040	2,472,589	—	—	2,472,589
Target Date 2031-2035	1,901,211	—	—	1,901,211
Diversified Emerging Markets	1,607,904	—	—	1,607,904
World Bond	1,305,219	—	—	1,305,219
Target Date 2011-2015	1,180,263	—	—	1,180,263
Target Date 2041-2045	843,781	—	—	843,781
Inflation Protected Bond	785,220	—	—	785,220
Target Date 2046-2050	735,610	—	—	735,610
Target Date 2051+	621,053	—	—	621,053

Total mutual funds	439,077,899	—	—	439,077,899

Total investments	$606,377,935	—	—	$606,377,935

	Fair Value Measurements Using
	Quoted Prices	Significant	Significant
	In Active	Other	Other
	Markets for	Observable	Unobservable
	Identical Assets	Inputs	Inputs
December 31, 2013	(Level 1)	(Level 2)	(Level 3)	Total
Cash, interest bearing	$32,165,127	—	—	$32,165,127
Common stock — financial services	131,475,740	—	—	131,475,740
Mutual funds
Mid-Cap Growth	108,088,633	—	—	108,088,633
Large Blend	76,516,933	—	—	76,516,933
Moderate Allocation	58,792,346	—	—	58,792,346
Foreign Large Blend	42,846,520	—	—	42,846,520
Small Growth	30,459,741	—	—	30,459,741
Large Value	28,060,172	—	—	28,060,172
Intermediate-term Bond	16,769,569	—	—	16,769,569
Taxable Money Market	6,055,469	—	—	6,055,469
Intermediate Government	7,409,703	—	—	7,409,703
Natural Resources	3,299,183	—	—	3,299,183
Large Growth	2,092,643	—	—	2,092,643
Target Date 2026-2030	1,290,533	—	—	1,290,533
Short-term Bond	1,114,179	—	—	1,114,179
Target Date 2016-2020	947,127	—	—	947,127
Target Date 2036-2040	741,551	—	—	741,551
Target Date 2031-2035	625,645	—	—	625,645
Target Date 2011-2015	603,212	—	—	603,212
Diversified Emerging Markets	519,389	—	—	519,389
Target Date 2021-2025	455,095	—	—	455,095
Inflation Protected Bond	239,846	—	—	239,846
World Bond	197,769	—	—	197,769
Target Date 2041-2045	152,180	—	—	152,180
Target Date 2046-2050	63,884	—	—	63,884
Target Date 2051+	52,789	—	—	52,789

Total mutual funds	387,394,111	—	—	387,394,111

Total investments	$551,034,978	—	—	$551,034,978

7.	TERMINATED PARTICIPANTS

There were no amounts included in net assets available for benefits allocated to individuals who have withdrawn from the Plan at December 31, 2014 and 2013.

8.	SUBSEQUENT EVENT

On April 16, 2014, the Compensation Committee of the Board of Directors of Huntington approved the merger of the Camco Financial & Subsidiaries Salary Savings Plan into the Huntington Investment and Tax Savings Plan as of a date that is administratively practicable. The merger is scheduled to occur on September 1, 2015.

SUPPLEMENTAL SCHEDULE

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN

EIN: 31-0724920 Plan Number: 002

SCHEDULE H, PART IV, LINE 4I — SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2014

	(b) identity of issuer, borrower,	(c) Description of investment including maturity date,	(d) Cost	(e) Current
(a)	lessor or similar party	rate of interest, collateral, par, or maturity value	**	value
	CASH, INTEREST BEARING —
*	Huntington National Bank	Huntington Conservative Deposit Account		$31,767,373

	Total cash, interest bearing			31,767,373

	COMMON STOCK —
*	Huntington Bancshares Incorporated	Huntington Bancshares Incorporated
		Common Stock — 12,883,333 shares		135,532,663

	Total common stock			135,532,663

	MUTUAL FUNDS:
	Vanguard Institutional Index Funds	Vanguard Institutional Index Fund — 466,833 shares		88,077,376
	T. Rowe Price Mid-Cap Growth Fund	T. Rowe Price Mid-Cap Growth Fund — 994,135 shares		74,997,526
	Vanguard Wellington Fund	Vanguard Wellington Fund — 1,106,903 shares		74,837,707
*	The Huntington Funds	Huntington Situs Fund — 1,649,219 shares		34,221,301
	T. Rowe Price Small Cap Stock Fund	T. Rowe Price Small Cap Stock Fund — 753,220 shares		33,382,718
*	The Huntington Funds	Huntington Dividend Capture Fund — 2,980,962 shares		29,839,433
	Europacific Growth Fund	American Funds Europacific Growth Fund — 604,005 shares		28,442,603
	Federated Bond Fund	Federated Bond Fund — 1,742,943 shares		16,383,667
	Harbor International Fund	Harbor International Fund—150,187 shares		9,729,141
	Federated Total Return Gov’t Bond Fund	Federated Total Return Gov’t Bond Fund —644,225 shares		7,176,672
	Fidelity Contra Fund	Fidelity Contra Fund — 67,285 shares		6,591,934
*	The Huntington Funds	Huntington Treasury Money Market Fund — 4,806,995 shares		4,806,995
	Vanguard Target Retirement 2025 Fund	Vanguard Target Retirement 2025 Fund — 192,155 shares		3,176,315
*	The Huntington Funds	Huntington Real Strategies Fund — 433,628 shares		2,909,644
	Vanguard Target Retirement 2030 Fund	Vanguard Target Retirement 2030 Fund — 97,436 shares		2,829,544
	Vanguard Target Retirement 2020 Fund	Vanguard Target Retirement 2020 Fund — 92,989 shares		2,646,455
	PIMCO Low Duration Institutional Fund	PIMCO Low Duration Institutional Fund — 253,425 shares		2,544,386
	Vanguard Target Retirement 2040 Fund	Vanguard Target Retirement 2040 Fund — 83,084 shares		2,472,589
	Vanguard Total International Index Fund	Vanguard Total International Index Fund — 22,683 shares		2,358,540
	Vanguard Target Retirement 2035 Fund	Vanguard Target Retirement 2035 Fund — 106,570 shares		1,901,211
	Franklin Templeton Institutional Emerging Markets Fund	Franklin Templeton Institutional Emerging Markets Fund — 350,306 shares		1,607,904
	Vanguard Total Bond Market Index Fund	Vanguard Total Bond Market Index Fund — 135,012 shares		1,467,579
	PIMCO Foreign Bond Fund	PIMCO Foreign Bond Fund — 121,190 shares		1,305,219
*	The Huntington Funds	Huntington Money Market Fund — 1,205,513 shares		1,205,513
	Vanguard Target Retirement 2015 Fund	Vanguard Target Retirement 2015 Fund — 77,192 shares		1,180,263
	Vanguard Target Retirement 2045 Fund	Vanguard Target Retirement 2045 Fund — 45,243 shares		843,781
	Vanguard Inflation Protected Securities Fund	Vanguard Inflation Protected Securities Fund — 74,499 shares		785,220
	Vanguard Target Retirement 2050 Fund	Vanguard Target Retirement 2050 Fund — 24,835 shares		735,610
	Vanguard Target Retirement 2055 Fund	Vanguard Target Retirement 2055 Fund — 10,972 shares		350,869
	Vanguard Target Retirement 2060 Fund	Vanguard Target Retirement 2060 Fund — 9,581 shares		270,184

	Total mutual funds			439,077,899

*	NOTES RECEIVABLE FROM PARTICIPANTS	$322,063 principal amount, interest rates of 4.25%—6.25%; maturing between 2015—2026		334,018

	TOTAL			$606,711,953

*	Indicates party-in-interest to the Plan.
**	Cost information is not required for participant-directed investments and therefore not included.

See notes to financial statements.